DECKERS BRANDS REPORTS THIRD QUARTER FISCAL 2021 FINANCIAL RESULTS

Goleta, California (February 4, 2021) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the third fiscal quarter ended December 31, 2020. The Company also provided an update regarding its response to COVID-19.

•Third Quarter Fiscal 2021 Revenue Increased 14.8% to a Record $1.078 Billion.
•Third Quarter Fiscal 2021 Earnings Per Share Increased 26.0% to a Record $8.99.

"Our record third quarter performance was propelled by demand across the UGG brand's diversified product offering and the continued global expansion of the HOKA ONE ONE brand," said Dave Powers, President and Chief Executive Officer. "The performance of our brands was primarily driven by our robust e-commerce engine and the resilience displayed by our teams to overcome significant operational and macro challenges related to the pandemic. With our strong portfolio of brands, stable operating model, and powerful balance sheet, Deckers is well positioned for continued success."

Third Quarter Fiscal 2021 Financial Review

▪Net sales increased 14.8% to $1.078 billion compared to $938.7 million for the same period last year. On a constant currency basis, net sales increased 13.8%.
▪Gross margin was 57.0% compared to 54.1% for the same period last year.
▪SG&A expenses were $285.2 million compared to $251.9 million for the same period last year.
▪Income from operations was $328.7 million compared to $255.8 million for the same period last year.
▪Income tax expense was $73.0 million compared to $55.0 million for the same period last year.
▪Diluted earnings per share was $8.99 compared to $7.14 for the same period last year.

Brand Summary

▪UGG® brand net sales for the third quarter increased 12.2% to $876.8 million compared to $781.1 million for the same period last year.
▪HOKA ONE ONE® brand net sales for the third quarter increased 52.1% to $141.6 million compared to $93.1 million for the same period last year.
▪Teva® brand net sales for the third quarter decreased 8.7% to $15.7 million compared to $17.2 million for the same period last year.
▪Sanuk® brand net sales for the third quarter decreased 17.3% to $7.0 million compared to $8.5 million for the same period last year.
▪Other brands net sales, primarily composed of Koolaburra®, for the third quarter decreased 5.5% to $36.7 million compared to $38.9 million for the same period last year.

Channel Summary (included in the brand net sales numbers above)

▪Wholesale net sales for the third quarter increased 6.2% to $557.9 million compared to $525.1 million for the same period last year.
▪DTC net sales for the third quarter increased 25.7% to $519.9 million compared to $413.7 million for the same period last year. DTC comparable sales increased 33.8% over the same period last year.

Geographic Summary (included in the brand and channel net sales numbers above)

▪Domestic net sales for the third quarter increased 19.3% to $770.5 million compared to $645.7 million for the same period last year.
▪International net sales for the third quarter increased 4.8% to $307.2 million compared to $293.1 million for the same period last year.

Balance Sheet (December 31, 2020 as compared to December 31, 2019)

▪Cash and cash equivalents were $1.157 billion compared to $616.9 million.
▪Inventories were $305.3 million compared to $365.9 million.
▪Outstanding borrowings were $30.4 million compared to $37.1 million.

Stock Repurchase Program

During the third quarter, the Company did not repurchase any shares of its common stock. As of December 31, 2020, the Company had $160 million remaining under its stock repurchase authorizations. The Company paused share repurchase activity at the onset of the pandemic, but intends to recommence share repurchase under the existing outstanding authorization in future periods.

Financial Outlook

Given the ongoing and fluid economic environment related to the COVID-19 pandemic, the Company will not be providing full year guidance for fiscal year 2021.

COVID-19 Update

The Company continues to modify and evolve its operations in response to the COVID-19 pandemic. The Company will continue to review expert agency guidelines, as well as information from health officials and local authorities, while assessing and evolving the appropriate scope of operations and allocation of resources necessary to navigate this dynamic and unprecedented environment.

Retail Stores
Approximately 75% of the Company’s global stores were open for the entire third quarter. Stores continue to operate with limited capacity due to enhanced health and safety protocols. Given the ongoing and uncertain pandemic conditions, which include meaningful local and regional differences in restrictions imposed on retail store operations, the Company anticipates that temporary retail store closures in certain geographies will continue for at least a portion of the fourth fiscal quarter, and that there is a risk of ongoing or additional retail store closures and operating limitations based on expert agency guidance and local authority mandates.

Supply Chain
The Company's distribution center in Moreno Valley, California, as well as other third-party distribution facilities that the Company leverages to service its operations, are currently in operation and supporting ongoing logistics. However, these facilities may continue to operate at limited capacity due to the enhanced health and safety measures now in place. The Company anticipates operational challenges related to capacity constraints as well as increased costs associated with warehouse employee safety and payroll expense. Our third-party logistics providers are also experiencing capacity constraints, which are having an adverse effect on our operations.

The Company maintains a network of strategic sourcing partners which includes material vendors and third-party manufacturers. The Company continued to experience certain capacity constraints within its sourcing network during the third quarter, in addition to disruptions related to travel restrictions between country borders and production facilities. While the effects of these disruptions have been mitigated thus far, it is possible that there will be disruptions in the future.

Non-GAAP Financial Measures

In certain instances the Company may present Non-GAAP financial measures, including constant currency, to provide information that may assist investors in understanding its financial results and assessing its prospects for future performance.

The Company believes these Non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results.

The Non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and re-measurements in the condensed consolidated financial statements. Further, the Company reports comparable DTC sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies. These Non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such Non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Conference Call Information

The Company’s conference call to review the results for the third quarter fiscal year 2021 will be broadcast live today, Thursday, February 4, 2021, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the webcast box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the "Quarterly Earnings" section of the "Financials" tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva®, and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 40 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding the scope of operations at our retail stores, our Company-owned and third-party distribution centers, and within our sourcing network; the disruptions and impacts of the COVID-19 pandemic on our business and operations; our product and brand positioning and strategies; our potential repurchase of shares; and our ability to achieve future success. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expected," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information. In addition, readers are cautioned that we may make future changes to our business and operations in response to the challenges and impacts of COVID-19, or in response to other business developments, which changes may be inconsistent with our prior forward-looking statements, and which may not be disclosed in future public announcements.

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Investor Contact:
Erinn Kohler | VP, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
Net sales	$1,077,759	$938,735	$1,984,453	$1,757,779
Cost of sales	463,862	431,103	909,013	847,104
Gross profit	613,897	507,632	1,075,440	910,675
Selling, general, and administrative expenses	285,242	251,866	625,880	589,195
Income from operations	328,655	255,766	449,560	321,480

Other expense (income), net	99	(837)	1,112	(2,741)
Income before income taxes	328,556	256,603	448,448	324,221
Income tax expense	73,020	55,010	99,331	64,169
Net income	255,536	201,593	349,117	260,052
Other comprehensive income (loss)
Unrealized (loss) gain on cash flow hedges, net of tax	(279)	(973)	(726)	207
Foreign currency translation gain (loss)	7,947	2,667	14,995	(656)
Total other comprehensive income (loss)	7,668	1,694	14,269	(449)
Comprehensive income	$263,204	$203,287	$363,386	$259,603

Net income per share
Basic	$9.09	$7.21	$12.44	$9.12
Diluted	$8.99	$7.14	$12.30	$9.02
Weighted-average common shares outstanding
Basic	28,114	27,978	28,054	28,515
Diluted	28,410	28,249	28,375	28,832

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollar amounts in thousands)

	December 31, 2020	March 31, 2020
ASSETS		(AUDITED)
Current assets
Cash and cash equivalents	$1,156,556	$649,436
Trade accounts receivable, net	312,913	185,596
Inventories, net	305,298	311,620
Other current assets	82,672	47,459
Total current assets	1,857,439	1,194,111
Property and equipment, net	205,695	209,037
Operating lease assets	206,299	243,522
Other noncurrent assets	118,417	118,448
Total assets	$2,387,850	$1,765,118

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$663	$638
Trade accounts payable	303,013	147,892
Operating lease liabilities	47,774	49,091
Other current liabilities	220,400	103,325
Total current liabilities	571,850	300,946
Mortgage payable	29,768	30,263
Long-term operating lease liabilities	186,934	215,724
Other long-term liabilities	79,177	78,065
Total long-term liabilities	295,879	324,052
Total stockholders' equity	1,520,121	1,140,120
Total liabilities and stockholders' equity	$2,387,850	$1,765,118